Exhibit 99.2

AMETEK Announces Agreement to Acquire First Aviation Services
Berwyn, Pa., April 30, 2026 - AMETEK, Inc. (NYSE: AME) today announced that it has entered into a definitive agreement to acquire First Aviation Services, a leading provider of highly engineered, mission-critical defense and aviation maintenance, repair and overhaul (MRO) services and a manufacturer of related proprietary components.
First Aviation’s MRO capabilities include advanced electronics, rotor blades and assemblies, propellers, landing gear, and flight controls. In addition, First Aviation specializes in designing, engineering, and manufacturing critical parts across a wide range of defense and aviation platforms.
“First Aviation is a strong strategic fit with our MRO platform, providing attractive market expansion opportunities and broadening the scope of our component MRO services," said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Their proprietary products and services further broaden our differentiated products serving mission critical applications. We look forward to leveraging our respective operating, engineering and distribution strengths to continue to grow our combined capabilities.”
First Aviation Services has annual sales of approximately $80 million and operates six centers of excellence throughout the U.S. The transaction is subject to customary closing conditions, including applicable regulatory approvals.
Corporate Profile
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annual sales of approximately $7.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, Technology Innovation, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 95 years and is a component of the S&P 500. For more information, visit www.ametek.com.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610-889-5247